Exhibit 10.27(e)
EMPLOYMENT AGREEMENT
William P. Rutledge
     This EMPLOYMENT AGREEMENT (the “Agreement”) dated November 16, 2006 is entered into by and between Hercules Holding II, LLC (the “Company”) and William P. Rutledge (the “Executive”).
     In connection with the merger contemplated under that certain Agreement and Plan of Merger by and among HCA Inc. (“HCA”), the Company and Hercules Acquisition Corporation, dated July 24, 2006 (the “Merger Agreement”, and such transaction being the “Merger”) the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment, effective as of the consummation of the Merger (the “Closing”);
     After the Closing, the Company will own substantially all of the stock of HCA; and
     Executive desires to accept such employment and enter into such an agreement.
     In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Employment; Effectiveness. Subject to the occurrence of the Closing, Executive shall be employed by HCA Management Services, L.P., an affiliate of HCA existing solely as an employment vehicle for corporate employees of HCA, on the terms and subject to the conditions set forth in this Agreement until Executive’s employment is terminated in accordance with Section 7 of this Agreement (the “Employment Term”). Notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the Closing Date (as defined in the Merger Agreement). In the event the Merger Agreement is terminated for any reason without the Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party. Upon the Closing, the Company will cause HCA to assume this Agreement and all references to “Company” contained herein shall at all times thereafter refer to HCA.
     2. Position.
          a. During the Employment Term, Executive shall serve as the President-Central Group of HCA. In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Chief Executive Officer, which duties, authority and responsibility are consistent with his existing position with HCA with respect to the business of HCA. Executive shall, if requested, also serve as a member of the Board of Directors of any affiliate of the Company, without additional compensation.
          b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of HCA (the “Board”); provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.
     3. Base Salary. During the Employment Term, HCA shall pay Executive a base salary at the annual rate of $650,000 payable in regular installments in accordance with HCA’s normal payroll practices. The Board will review Executive’s salary annually, and Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined in the sole discretion of the Board, based upon such review. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
     4. Annual Bonus.
          a. With respect to the 2006 fiscal year, Executive shall be eligible to receive the annual bonus to which Executive is otherwise entitled under the HCA 2006 Senior Officer Performance Excellence Program as a “covered officer” (as defined therein), to be paid at the target level on the Closing Date; pursuant to such program, and as set forth in the Merger Agreement.
          b. With respect to each full fiscal year of HCA (a “Fiscal Year”) occurring during the Employment Term, beginning with the 2007 Fiscal Year, Executive shall be eligible to earn, pursuant to an annual bonus program to be adopted by the Board, an annual bonus award (an “Annual Bonus”) equal to a percentage of Executive’s Base Salary, based upon the extent to which annual performance targets established by the Board are met or exceeded. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable Fiscal Year. For the 2007 Fiscal Year, Executive shall be eligible to earn a target bonus of (i) 60% of Base Salary (the “Target Bonus”) if annual performance targets are met, (ii) 50% of the Target Bonus if a lower “threshold” level of performance is achieved, or (iii) two times the Target Bonus if “maximum” performance goals are achieved, with the Annual Bonus amount being interpolated, in the sole discretion of the Board, in the event that performance results exceed “threshold” goals but do not exceed “maximum” goals. For the 2007 Fiscal Year, “target” performance will be based 50% on $4,407 million in EBITDA for HCA and 50% on $989 million EBITDA for the Central Group (which will be calculated in the same way it is calculated for purposes of the vesting of options granted under the New Option Plan (as defined below) that vest based on the attainment of EBITDA targets), “threshold” performance will be 96.4%% of “target” and “maximum” performance will be 103.6% “of target” performance (with appropriate adjustments by the Board for extraordinary transactions and changes in capital expenditures). With respect to the 2008 Fiscal Year, the Board shall in good faith attempt to provide Annual Bonus opportunities to Executive that are consistent with those applicable to the 2007 Fiscal Year, unless doing so would be adverse to the interests of HCA, the Company or their shareholders. For later fiscal years, the Board will set bonus opportunities in consultation with the Chief Executive Officer of HCA.
     5. Employee Benefits and Business Expenses. During the Employment Term, Executive shall be entitled to participate in HCA’s pension and welfare benefit, deferred compensation, cash incentive compensation and perquisite plans as in effect from time to time for senior executives of HCA (collectively “Employee Benefits”). In addition, during the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by HCA in accordance with HCA’s policies. During the Employment Term, HCA shall also (a) provide Executive with Director’s and Officer’s indemnification and insurance coverage to the extent that the Board determines to be reasonable, in its sole discretion, for a company of the nature and size of HCA and (b) shall continue Executive’s participation in HCA’s Supplemental Executive Retirement Plan until such time as Executive has become fully vested in the maximum benefit available to the Executive under that plan (including achieving the maximum years of service) in accordance with the terms of the Merger Agreement.
     6. Equity Arrangements.
          a. In connection with the Merger, Executive shall (i) participate in the equity compensation program established by HCA effective as of the Closing, pursuant to which, on the Closing, Executive shall receive a grant of options to purchase shares of common stock of HCA (with an exercise price of $51.00 per share) pursuant to a stock incentive plan to be adopted by HCA (the “New Options”, and any shares of common stock acquired upon exercise of such New Options, “Option Stock”, with the plan being the “New Option Plan”), (ii) be permitted to rollover existing HCA stock options and/or shares of HCA common stock (or have such options and/or shares cashed out in connection with the Merger and (iii) execute a stockholder’s agreement and such other related agreements that are in forms reasonably acceptable to Executive and the Company (such agreements, together with the option grant and stock incentive plan, the “Equity Agreements”). Executive’s New Options (ignoring Executive’s possible receipt of 2x Time Options, as defined and discussed below in Section 6(b)) will cover approximately 0.013125 times 10% of the fully diluted equity of HCA on the Closing Date (10% of the fully diluted equity of HCA on the Closing Date being the “Option Pool”).
          b. HCA will reserve 10% of the Option Pool to be granted on the following terms (these options being the “2x Time Options”). HCA agrees that after Closing Date, it will grant 100% of the 2x Time Options to one or more of Jack Bovender, Richard Bracken, R. Milton Johnson, Samuel Hazen, W. Paul Rutledge, Beverly Wallace, and Charles Hall (the “Tier 1 Executives”). The individual allocations will be based upon each executive’s contribution to HCA and the Company between the Closing and the date of grant as determined by the Board in consultation with the Chief Executive Officer (provided that the fact that Jack Bovender may have retired prior to the grant date will not be held against him in making such allocation and shall not preclude him from receiving 2x Time Options). A percentage of the 2x Time Options will be vested and exercisable on the date of grant, such percentage corresponding to the percentage of the period measured between the Closing Date and the fifth anniversary of the Closing Date that has elapsed as of the grant date. The 2x Time Options will otherwise vest pursuant to the schedule generally used in connection with HCA’s other time-vesting options, subject to continued employment (or special provisions governing retirement as may be mutually agreed to by an Executive and the Company or HCA). The 2x Time Options will have an exercise price of $102 per share (subject to adjustment to take into account any share splits, extraordinary cash dividends, or other adjustment events under Section 8 of the New Option Plan, in any case made on or after Closing). The Board will in good faith attempt to time the grant of the 2x Time Options relatively near in time to but before the earlier of (i) a “Change in Control” or “Public Offering” as defined in the New Option Plan or (ii) the time at which the Board in its good faith judgment, believes that it is likely that the fair market value per share of HCA common stock will soon thereafter exceed the proposed exercise price of the 2x Time Options, but not later than the fifth anniversary of the Closing Date. The form of the award agreement for the 2x Time Options will otherwise be consistent with the terms of time-vesting options that the Executive is granted in connection with the Closing. If an executive’s employment is terminated, then any 2x Time Options which are forfeited (or 2x option shares which are repurchased) would be re-issued to the other then-remaining Tier 1 Executives or the person who is chosen to replace the forfeiting Tier 1 Executive.
               c. In connection with the foregoing, Executive hereby acknowledges his or her commitment to invest in the Company or HCA as agreed to in that certain Management Investment Letter agreement between the Executive and the Company, in an amount as described under the sub-heading “Equity Roll Over Commitments” in HCA’s definitive proxy statement filed October 17, 2006.
     7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days advance written notice of any resignation of Executive’s employment; provided, however, that the Company may elect to accelerate the effective date of such resignation, and such acceleration shall not be deemed a termination of Executive’s employment without Cause (as defined below) by the Company. Notwithstanding any other provision of this Agreement, and subject to the provisions of the Equity Agreements, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
               a. By the Company For Cause or By Executive Without Good Reason.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s voluntary resignation without Good Reason (as defined below).
          (ii) For purposes of this Agreement, “Cause” shall mean Executive’s:
     (A) willful and continued failure to perform his or her material duties with respect to the Company or it subsidiaries which continues beyond ten (10) business days after a written demand for substantial performance is delivered to Executive by the Company (the “Cure Period”); or
     (B) willful or intentional engaging by Executive in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group (as defined in Section 8 below) or their respective affiliates; or

     (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or
     (D) willful and material breach of the Equity Agreements, or Executive’s engaging in any action in breach of the covenants set forth in Section 8, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).
For purposes of this Section 7(a)(ii), an action will not be considered “willful” unless taken in bad faith or without the reasonable belief that it was in the best interest of HCA.
          (iii) If Executive’s employment is terminated by the Company for Cause or if Executive voluntarily resigns without Good Reason (other than due to Executive’s death or Disability (as defined in Section 7(b) below)), Executive shall be entitled to receive:
     (A) any Base Salary earned, but unpaid, through the date of termination;
     (B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding Fiscal Year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with HCA);
     (C) reimbursement, within 60 days following submission by Executive to the Company and HCA of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with HCA policy prior to the date of Executive’s termination; so long as claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company and HCA within 90 days following the date of Executive’s termination of employment; and
     (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of HCA, (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
     Following such termination of Executive’s employment by the Company for Cause or voluntary resignation by Executive without Good Reason (other than due to Executive’s death or Disability), except as set forth in this Section 7(a)(iii) or the Equity Agreements, Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
                b. Disability or Death.
          (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes disabled (within the meaning of Section 409A of the Internal Revenue Code (such incapacity is hereinafter referred to as “Disability”)). Any question as to the existence of the Disability of

Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement, and the Company shall bear the costs of retaining the independent physician.
          (ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
     (A) the Accrued Rights; and
     (B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the Fiscal Year in which such termination occurs, based upon HCA’s actual results for the year of termination and the percentage of the Fiscal Year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated (a “Prorated Bonus”).
     Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii) or the Equity Agreements, Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
                c. By the Company Without Cause or By Executive Due to Voluntary Resignation for Good Reason.
          (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of Executive’s Disability) and shall terminate automatically upon Executive’s voluntary resignation for Good Reason.
          (ii) For purposes of this Agreement, “Good Reason” shall mean:
     (A) (I) a reduction in Executive’s Base Salary (other than a general reduction in Base Salary that affects all similarly situated employees (defined as all employees within the same HCA pay grade as that of Executive) in substantially the same proportions that the Board implements in good faith after consultation with the Chief Executive Officer and Chief Operating Officer of HCA), or (II) a reduction in Executive’s annual incentive compensation opportunity, or (III) the reduction of benefits payable to Executive under HCA’s Supplemental Executive Retirement Plan, in each case other than any isolated, insubstantial and inadvertent failure by the Company or HCA that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of such event; or

     (B) a substantial diminution in Executive’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company or HCA that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of such event; or
     (C) a transfer of Executive’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of this Agreement.
          (iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of Executive’s Disability), or if Executive voluntarily resigns with Good Reason, Executive shall be entitled to receive:
     (A) the Accrued Rights;
     (B) subject to Executive’s execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company and Executive’s continued compliance with the provisions of Sections 8 and 9, payment of an amount equal to the product of (I) two times the sum of (II) Executive’s (x) then Base Salary and (y) Annual Bonus paid or payable in respect of the Fiscal Year immediately preceding the Fiscal Year in which such termination occurs, payable over a two-year period (or such shorter period as may be required by applicable tax laws) (the “Severance Period”);
     (C) a Prorated Bonus;
     (D) continued coverage under HCA’s group health plans during the Severance Period on the same basis as such coverage was provided immediately prior to Executive’s termination of employment; provided that, in order to facilitate such coverage, the Executive, in accordance with HCA’s policies in effect at the time of Executive’s termination, agrees to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (the amounts described in clauses (B), (C) and (D) hereof being referred to as the “Severance Benefits”);
     (E) notwithstanding any provision to the contrary in the New Option, Executive’s vested New Options will remain exercisable until the first anniversary of the termination of Executive’s employment.
     Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s Disability) or voluntary resignation with Good Reason by Executive, Executive shall be permitted to choose to have Executive’s covenants described in Section 8(a)(i) (as well as any similar covenant in HCA’s shareholder’s agreement) waived in lieu of receiving the Severance Benefits; and, except as set forth in this Section 7(c)(iii) or the Equity Agreements, Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

          d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
          e. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates to which the Executive was appointed as a result of Executive’s employment with the Company or was appointed at the direction of the Sponsor Group.
     8. Non-Competition; Non-Solicitation.
          a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and, subject to the provisions of Section 7(c)(iii), accordingly agrees as follows:
     (i) During the Employment Term and, for a period of twenty-four (24) months following the date Executive ceases to be employed hereunder for any reason (the “Restricted Period”), Executive will not directly or indirectly:
(A)	engage in any business that competes with the business of the Company or its affiliates (including businesses which the Company or its affiliates have specific plans to conduct in the future, as to which the Company or its affiliates have taken steps towards commencing and as to which Executive has participated in such planning) in any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(B)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement)

between the Company or any of its affiliates and customers, clients, or suppliers of the Company or its affiliates.
     (ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
     (iii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of Executive’s employment with the Company.
     (iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
     (v) Notwithstanding the foregoing, the term “affiliates” as used in Section 8(a) will not include any member of the Sponsor Group (as defined below) or their affiliates that are not engaged in Competitive Business. For purposes of this Agreement, the term “Sponsor Group” shall mean Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Merrill Lynch Global Private Equity.
               b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     9. Confidentiality.

          a. Executive will not at any time (whether during or after Executive’s employment hereunder): (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
          b. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
          c. Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.
          d. Upon termination of Executive’s employment hereunder, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries (including Executive’s personal rolodex) that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
     10. Specific Performance; Forfeiture of Certain Equity.

          a. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
          b. In the event that the Executive breaches these covenants during the Restricted Period, in addition to other remedies, the Company will be entitled to recover any payments made by the Company to the Executive in respect of the repurchase of the Executive’s New Options and Option Stock (except that, with respect to the Option Stock, such recovery will be limited to only the amounts, if any, that the Executive received in excess of the exercise price paid by the Executive in acquiring such Option Stock, on a net after-tax basis).
     11. Miscellaneous.
          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles thereof.
          b. Dispute Resolution. Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Nashville, Tennessee, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 11(b) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees. If Executive substantially prevails on any of his substantive legal claims, then the Company shall pay all legal fees incurred by Executive to arbitrate the dispute, and all arbitration fees.

          c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive hereunder. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is (i) an affiliate of the Company, so long as such affiliate maintains sufficient assets to satisfy the Company’s obligation hereunder, (ii) a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.
          g. No Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8 of this Agreement.
          h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     If to Hercules Holding II, LLC, to:

Merrill Lynch Global Private Equity
Four World Financial Center, Floor 23
New York, NY 10080
Attention: George A. Bitar
Telecopy: (212) 449-1119
and
Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Chris Gordon
Telecopy: (617) 516-2010
and
Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: James C. Momtazee
Telecopy: (650) 233-6584
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Andrea K. Wahlquist, Esq.
Telecopy: (212) 455-2502
If to HCA Inc., to
HCA Inc.
One Park Plaza
Nashville, TN 37203
Attn: General Counsel
Telecopy: (615) 344-1531
and copies to:
Merrill Lynch Global Private Equity
Four World Financial Center, Floor 23
New York, NY 10080
Attention: George A. Bitar
Telecopy: (212) 449-1119

and
Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Chris Gordon
Telecopy: (617) 516-2010
and
Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: James C. Momtazee
Telecopy: (650) 233-6584
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Andrea K. Wahlquist, Esq.
Telecopy: (212) 455-2502
     If to Executive:
     To the Executive’s address of record on the books of the Company.
          j. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
          k. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. The Company shall pay to Executive reasonable fees, and reimburse Executive’s reasonable related business expenses incurred by Executive in connection with Executive’s provision of such services. This provision shall survive any termination of this Agreement.
          l. Withholding Taxes. The Company or HCA may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          n. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so interpreted. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment hereunder Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive.
          o. Future Change in Control. The Company and the Executive agree to work together in good faith to try to address any issues posed by Sections 280G and 4999 of the Code that could arise as a result of a change in control of HCA (within the meaning of Section 280G of the Code) that occurs after the Closing.
          p. Option Adjustment. The Company agrees to indemnify Executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Code), if any, that result from the adjustment by the Company or HCA of stock options held by the Executive in connection with the Merger or the payment of any extraordinary cash dividends after the Closing. For the avoidance of doubt, this indemnity does not extend to tax consequences that arise upon the “cash out” of Executive’s existing HCA stock options on the Closing (or otherwise upon the exercise of Executive’s stock options).
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HERCULES HOLDING II, LLC	WILLIAM P. RUTLEDGE
/s/ Chris Gordon	/s/ William P. Rutledge
By: Chris Gordon
Title: President